Exhibit 99.1

Dunkin' Brands Reports Fourth Quarter and Fiscal Year 2015 Results

Fiscal year 2015 highlights include:

•	Dunkin' Donuts U.S. comparable store sales growth of 1.4%

•	Baskin-Robbins U.S. comparable store sales growth of 6.1%

•	Added 495 net new restaurants worldwide, including 349 net new Dunkin' Donuts in the U.S. which reflects the closing of 81 Speedway self-serve coffee stations

•	Revenues increased 8.3%

•	Diluted EPS decreased 34.5% to $1.08 which reflects a $54.3 million, or $0.56 per share, impairment of the Company's investment in its joint venture in Japan

•	Diluted adjusted EPS increased 10.9% to $1.93

•	More than 150 million Dunkin' K-Cup® pods sold into grocery channel since launch in May 2015

Fourth quarter highlights include:

•	Dunkin' Donuts U.S. comparable store sales decline of 0.8%

•	Baskin-Robbins U.S. comparable store sales growth of 4.4%

•	Added 172 net new restaurants worldwide, including 123 net new Dunkin' Donuts in the U.S. which reflects the closing of 41 Speedway self-serve coffee stations

•	Revenues increased 5.5%

•	Diluted EPS decreased $0.60 to a loss of $0.10 which reflects a $54.3 million, or $0.58 per share, impairment of the Company's investment in its joint venture in Japan

•	Diluted adjusted EPS increased 13.0% to $0.52

CANTON, Mass. (February 4, 2016) - Dunkin' Brands Group, Inc. (Nasdaq: DNKN), the parent company of Dunkin' Donuts (DD) and Baskin-Robbins (BR), today reported results for the fourth quarter and fiscal year ended December 26, 2015.
“For the year, we met or exceeded our financial performance targets including delivering nearly 10 percent adjusted operating income growth and 11 percent adjusted earnings per share growth. In addition to these achievements, we grew the Dunkin' Donuts U.S. restaurant footprint at greater than five percent, launched Dunkin' K-Cup® pods into thousands of retail and online outlets nationwide, continued the remarkable turnaround of Baskin-Robbins U.S., and completed a successful debt refinancing at an attractive fixed interest rate," said Dunkin' Brands Chairman and Chief Executive Officer Nigel Travis. "The Dunkin' Donuts U.S. comparable store sales growth performance was disappointing. To help drive positive Dunkin' Donuts transactions in 2016 and the years beyond, we have begun executing against a strategic plan designed to enable us to deliver an even better guest experience through stronger product innovation, leading technologies to enhance convenience such as on-the-go mobile ordering, and targeted, compelling value offers."
"We're proud to have returned more than $725 million to shareholders in 2015 and nearly $1.6 billion since going public in 2011. As a further demonstration of our confidence in the business and our commitment to delivering shareholder value, we announced this morning that our Board of Directors increased our quarterly dividend by 13 percent over the prior quarter and increased the authorization available under our existing share buyback program," said Paul Carbone, Chief Financial Officer, Dunkin' Brands Group, Inc.

FISCAL YEAR 2015 KEY FINANCIAL HIGHLIGHTS

($ in millions, except per share data)	Fiscal year ended		Increase (Decrease)
Amounts and percentages may not recalculate due to rounding	December 26, 2015	December 27, 2014	$ / #	%
Franchisee-reported sales[1]	$10,141.2	9,751.3	390.0	4.0%
Systemwide sales growth	4.1%	5.1%
Comparable store sales growth (decline):
DD U.S.[2]	1.4%	1.7%
BR U.S.[2]	6.1%	4.9%
DD International	0.5%	(2.0)%
BR International	(1.9)%	(1.2)%
Development data:
Consolidated global net POD development[3]	495	704	(209)	(29.7)%
DD global PODs at period end	11,750	11,310	440	3.9%
BR global PODs at period end	7,607	7,552	55	0.7%
Consolidated global PODs at period end	19,357	18,862	495	2.6%
Financial data:
Revenues	$810.9	748.7	62.2	8.3%
Operating income	319.6	338.9	(19.3)	(5.7)%
Operating income margin	39.4%	45.3%
Adjusted operating income[4]	$400.5	366.0	34.5	9.4%
Adjusted operating income margin[4]	49.4%	48.9%
Net income	$105.2	176.4	(71.1)	(40.3)%
Adjusted net income[4]	187.9	186.1	1.8	1.0%
Earnings per share:
Common–basic	1.10	1.67	(0.57)	(34.1)%
Common–diluted	1.08	1.65	(0.57)	(34.5)%
Diluted adjusted earnings per share[4]	1.93	1.74	0.19	10.9%
Weighted average number of common shares – diluted (in millions)	97.1	106.7	(9.6)	(9.0)%
1 Franchisee-reported sales include sales at franchisee-operated restaurants, including joint ventures. While we do not record sales by franchisees or licensees as revenue and such sales are not included in our consolidated financial statements, we believe that this operating measure is important in obtaining an understanding of our financial performance. We believe franchisee-reported sales information aids in understanding how we derive royalty revenue and in evaluating our performance relative to competitors.
2 Comparable store sales growth for DD U.S. and BR U.S. for the fiscal year ended December 27, 2014 have been revised to include only those restaurants that have been open at least 78 weeks (approximately 18 months) to conform to the current period calculation, whereas previously reported figures included only those restaurants that were open at least 54 weeks (approximately 12 months). Please refer to "Non-GAAP Measures and Statistical Data" for further detail.
3 Consolidated global net POD development for the fiscal year ended December 26, 2015 reflects the previously-announced closing of 81 self-serve coffee stations within Speedway locations.
4 Adjusted operating income, adjusted operating income margin, and adjusted net income are non-GAAP measures reflecting operating income and net income adjusted for amortization of intangible assets, long-lived asset impairments, impairment of joint ventures, and other non-recurring, infrequent, or unusual charges, net of the tax impact of such adjustments in the case of adjusted net income. Diluted adjusted earnings per share is a non-GAAP measure calculated using adjusted net income. Please refer to “Non-GAAP Measures and Statistical Data” and “Dunkin' Brands Group, Inc. Non-GAAP Reconciliations” for further detail.

FOURTH QUARTER 2015 KEY FINANCIAL HIGHLIGHTS

($ in millions, except per share data)	Three months ended		Increase (Decrease)
Amounts and percentages may not recalculate due to rounding	December 26, 2015	December 27, 2014	$ / #	%
Franchisee-reported sales[1]	$2,518.9	2,463.1	55.8	2.3%
Systemwide sales growth	2.3%	4.5%
Comparable store sales growth (decline):
DD U.S.[2]	(0.8)%	1.5%
BR U.S.[2]	4.4%	9.4%
DD International	(0.8)%	0.3%
BR International	(2.7)%	(2.2)%
Development data:
Consolidated global net POD development[3]	172	260	(88)	(33.8)%
DD global PODs at period end	11,750	11,310	440	3.9%
BR global PODs at period end	7,607	7,552	55	0.7%
Consolidated global PODs at period end	19,357	18,862	495	2.6%
Financial data:
Revenues	$203.8	193.2	10.6	5.5%
Operating income	43.5	89.7	(46.2)	(51.5)%
Operating income margin	21.3%	46.4%
Adjusted operating income[4]	$103.9	96.7	7.2	7.5%
Adjusted operating income margin[4]	51.0%	50.1%
Net income (loss)	$(8.9)	52.5	(61.5)	n/m
Adjusted net income[4]	48.9	48.2	0.7	1.5%
Earnings (loss) per share:
Common–basic	(0.10)	0.50	(0.60)	n/m
Common–diluted	(0.10)	0.50	(0.60)	n/m
Diluted adjusted earnings per share[4]	0.52	0.46	0.06	13.0%
Weighted average number of common shares – diluted adjusted (in millions)[5]	94.1	105.7	(11.6)	(10.9)%
1 Franchisee-reported sales include sales at franchisee-operated restaurants, including joint ventures. While we do not record sales by franchisees or licensees as revenue and such sales are not included in our consolidated financial statements, we believe that this operating measure is important in obtaining an understanding of our financial performance. We believe franchisee-reported sales information aids in understanding how we derive royalty revenue and in evaluating our performance relative to competitors.
2 Comparable store sales growth for DD U.S. and BR U.S. for the three months ended December 27, 2014 have been revised to include only those restaurants that have been open at least 78 weeks (approximately 18 months) to conform to the current period calculation, whereas previously reported figures included only those restaurants that were open at least 54 weeks (approximately 12 months). Please refer to "Non-GAAP Measures and Statistical Data" for further detail.
3 Consolidated global net POD development for the three months ended December 26, 2015 reflects the previously-announced closing of 41 self-serve coffee stations within Speedway locations.
4 Adjusted operating income, adjusted operating income margin, and adjusted net income are non-GAAP measures reflecting operating income and net income adjusted for amortization of intangible assets, long-lived asset impairments, impairment of joint ventures, and other non-recurring, infrequent, or unusual charges, net of the tax impact of such adjustments in the case of adjusted net income. Diluted adjusted earnings per share is a non-GAAP measure calculated using adjusted net income. Please refer to “Non-GAAP Measures and Statistical Data” and “Dunkin' Brands Group, Inc. Non-GAAP Reconciliations” for further detail.
5 Diluted weighted average number of common shares for the three months ended December 26, 2015, for the purpose of calculating diluted adjusted earnings per share, includes 920,503 incremental dilutive shares that are excluded from earnings per share as calculated in accordance with GAAP as they would be anti-dilutive.
Global systemwide sales growth in the fourth quarter was primarily attributable to global store development.
The decline in Dunkin' Donuts U.S. comparable store sales in the fourth quarter was driven by a decline in traffic offset by an increase in ticket. Ticket increased approximately 20 basis points while traffic declined by approximately 100 basis points. The in-restaurant K-Cup and packaged coffee categories continued to have a negative impact on comparable store sales. In the fourth quarter the impact was approximately 120 basis points.

Baskin-Robbins U.S. comparable store sales growth was driven by increased sales of cups and cones, beverages, desserts, and sundaes and increased sales of cakes, stimulated by strong year-over-year growth of online cake ordering. Comparable store sales growth was driven primarily by traffic.
In the fourth quarter, Dunkin' Brands franchisees and licensees opened 172 net new restaurants around the globe. This included 123 net new Dunkin' Donuts U.S. locations, 59 net new Dunkin' Donuts International locations, and 15 net new Baskin-Robbins U.S. locations, and 25 net closures for Baskin-Robbins International. The Dunkin' Donuts U.S. net store growth number reflects the previously-announced closing of 41 self-serve coffee stations within Speedway locations. Additionally, Dunkin' Donuts U.S. franchisees remodeled 157 restaurants and Baskin-Robbins U.S. franchisees remodeled 41 restaurants during the quarter.
Revenues for the fourth quarter increased 5.5% compared to the prior year period due primarily to an increase in royalty income as a result of systemwide sales growth, licensing fees earned from the sale of Dunkin’ K-Cup® pods, and increases in franchise fees due to favorable development mix, transfer fee income, and sales at company-operated restaurants due to a net increase in the number of company-operated restaurants. These increases were offset by a decrease in sales of ice cream and other products.
Operating income for the fourth quarter decreased $46.2 million, or 51.5%, from the prior year period primarily as a result of an impairment of the Company's investment in its Japan joint venture of $54.3 million, an increase in general and administrative expenses, and an increase in net losses incurred from company-operated restaurants. These items were offset by the increase in royalty income, licensing fees earned from the sale of Dunkin’ K-Cup® pods, and increases in franchise fees and transfer fee income. The Japan joint venture impairment recorded in the fourth quarter of 2015 resulted from an other-than-temporary decline in the value of the Company’s investment, as a result of various factors including the continued declines in the operating performance of the joint venture and reduced future expectations of the Baskin-Robbins business in Japan.
Adjusted operating income for the fourth quarter increased $7.2 million, or 7.5%, from the prior year period primarily as a result of the increase in royalty income, licensing fees earned from the sale of Dunkin’ K-Cup® pods, and increases in franchise fees and transfer fee income. The increases in revenues were offset by an increase in general and administrative expenses and an increase in net losses incurred from company-operated restaurants.
Net income for the fourth quarter decreased by $61.5 million to a net loss of $8.9 million compared to the prior year period primarily as a result of the $46.2 million decrease in operating income, an increase in tax expense of $7.8 million as the prior year period was favorably impacted by tax benefits resulting from a restructuring of our Canadian subsidiaries, as well as additional interest expense of $8.1 million driven by additional borrowings incurred in conjunction with the securitization refinancing transaction completed in January 2015.
Adjusted net income for the fourth quarter increased by $0.7 million, or 1.5%, compared to the fourth quarter of 2014, primarily as a result of the $7.2 million increase in adjusted operating income, a decrease in tax expense, and the impact of unfavorable foreign exchange in the prior year period, offset by the increase in interest expense.

Diluted earnings per share decreased by $0.60 to a loss of $0.10 for the fourth quarter of 2015 compared to the prior year period as a result of the decrease in net income, offset by a decrease in shares outstanding. Diluted adjusted earnings per share increased by 13.0% to $0.52 for the fourth quarter of 2015 compared to the prior year period as a result of the increase in adjusted net income and the decrease in shares outstanding. The decrease in shares outstanding from the prior year period is due primarily to the repurchase of shares, offset by the exercise of stock options.
FOURTH QUARTER 2015 SEGMENT RESULTS

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' Donuts U.S.	December 26, 2015	December 27, 2014	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales growth (decline)[1]	(0.8)%	1.5%
Systemwide sales growth	3.6%	6.6%
Franchisee-reported sales (in millions)[2]	$1,952.4	1,885.5	66.9	3.5%

Revenues:
Royalty income	$106,478	102,181	4,297	4.2%
Franchise fees	12,912	10,254	2,658	25.9%
Rental income	23,243	23,036	207	0.9%
Sales at company-operated restaurants	6,762	5,887	875	14.9%
Other revenues	3,662	2,719	943	34.7%
Total revenues	$153,057	144,077	8,980	6.2%

Segment profit	$115,603	106,536	9,067	8.5%

Points of distribution	8,431	8,082	349	4.3%
Gross openings	185	179	6	3.4%
Net openings[3]	123	141	(18)	(12.8)%
1 Comparable store sales growth for the three months ended December 27, 2014 have been revised to include only those restaurants that have been open at least 78 weeks (approximately 18 months) to conform to the current period calculation. Please refer to "Non-GAAP Measures and Statistical Data" for further detail.
2 Franchisee-reported sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees or licensees as revenue and such sales are not included in our consolidated financial statements. Please refer to “Non-GAAP Measures and Statistical Data” for further detail.
3 Net openings for the three months ended December 26, 2015 reflects the previously-announced closing of 41 self-serve coffee stations within Speedway locations.
Dunkin' Donuts U.S. fourth quarter revenues of $153.1 million represented an increase of 6.2% over the prior year period. The increase was primarily a result of increased royalty income due to an increase in systemwide sales, as well as an increase in franchise fees due primarily to favorable development mix. Also contributing to revenue growth were increases in other revenues, driven primarily by an increase in transfer fee income, and in sales at company-operated restaurants driven by a net increase in the number of company-operated restaurants.
Dunkin' Donuts U.S. segment profit in the fourth quarter increased $9.1 million over the prior year period to $115.6 million, which was driven primarily by growth in royalty income, franchise fees, and other revenues. Also contributing to the increase in segment profit were a decrease in personnel costs and an increase in other operating income due to a gain recognized in connection with the sale of real estate, offset by an increase in losses incurred from company-operated restaurants.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Dunkin' Donuts International	December 26, 2015	December 27, 2014	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales growth (decline)	(0.8)%	0.3%
Systemwide sales growth (decline)	(6.1)%	2.5%
Franchisee-reported sales (in millions)[1]	$172.4	183.6	(11.2)	(6.1)%

Revenues:
Royalty income	$4,018	4,144	(126)	(3.0)%
Franchise fees	2,310	2,553	(243)	(9.5)%
Rental income	—	8	(8)	(100.0)%
Other revenues	20	(16)	36	n/m
Total revenues	$6,348	6,689	(341)	(5.1)%

Segment profit	$3,577	4,346	(769)	(17.7)%

Points of distribution	3,319	3,228	91	2.8%
Gross openings	133	140	(7)	(5.0)%
Net openings	59	46	13	28.3%
1 Franchisee-reported sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees or licensees as revenue and such sales are not included in our consolidated financial statements. Please refer to “Non-GAAP Measures and Statistical Data” for further detail.
Dunkin' Donuts International fourth quarter systemwide sales decreased 6.1% from the prior year period. Sales declines in South Korea and Colombia were offset by sales growth in Asia, Europe, and the Middle East. Sales in South Korea, South America, Asia, and Europe were negatively impacted by unfavorable foreign exchange rates. On a constant currency basis, systemwide sales increased by approximately 2%.
Dunkin' Donuts International fourth quarter revenues of $6.3 million represented a decrease of 5.1% from the prior year period. The decreases in revenues were primarily a result of decreases in franchise fees, driven by a decline in franchise renewal income, as well as a decrease in royalty income.
Segment profit for Dunkin' Donuts International decreased $0.8 million to $3.6 million in the fourth quarter primarily as a result of the decreases in revenues and a decrease in net income from our South Korea joint venture, as well as an increase in general and administrative expenses.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins U.S.	December 26, 2015	December 27, 2014	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales growth[1]	4.4%	9.4%
Systemwide sales growth	5.6%	12.7%
Franchisee-reported sales (in millions)[2]	$108.8	103.1	5.7	5.5%

Revenues:
Royalty income	$5,221	5,090	131	2.6%
Franchise fees	323	178	145	81.5%
Rental income	745	815	(70)	(8.6)%
Sales of ice cream and other products	345	801	(456)	(56.9)%
Other revenues	2,092	1,585	507	32.0%
Total revenues	$8,726	8,469	257	3.0%

Segment profit	$3,733	4,485	(752)	(16.8)%

Points of distribution	2,503	2,484	19	0.8%
Gross openings	29	26	3	11.5%
Net openings (closings)	15	(2)	17	n/m
1 Comparable store sales growth for the three months ended December 27, 2014 have been revised to include only those restaurants that have been open at least 78 weeks (approximately 18 months) to conform to the current period calculation. Please refer to "Non-GAAP Measures and Statistical Data" for further detail.
2 Franchisee-reported sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees or licensees as revenue and such sales are not included in our consolidated financial statements. Please refer to “Non-GAAP Measures and Statistical Data” for further detail.
Baskin-Robbins U.S. fourth quarter revenue increased 3.0% from the prior year period to $8.7 million due primarily to an increase in other revenues, driven by an increase in licensing income, and increases in franchise fees and royalty income, offset by a decrease in sales of ice cream and other products. The fluctuations in licensing income and sales of ice cream and other products can be attributed to a shift in certain franchisees now purchasing ice cream directly from our third party ice cream manufacturer.
Segment profit for Baskin-Robbins U.S. decreased $0.8 million in the fourth quarter, or 16.8%, from the prior year period primarily as a result of an increase in general and administrative expenses due primarily to expenses incurred related to brand-building activities and increased personnel costs, offset by the increases in other revenues, franchise fees, and royalty income.

Amounts and percentages may not recalculate due to rounding	Three months ended		Increase (Decrease)
Baskin-Robbins International	December 26, 2015	December 27, 2014	$ / #	%
	($ in thousands except as otherwise noted)
Comparable store sales decline	(2.7)%	(2.2)%
Systemwide sales decline	(1.9)%	(8.4)%
Franchisee-reported sales (in millions)[1]	$285.3	290.9	(5.6)	(1.9)%

Revenues:
Royalty income	$1,296	1,714	(418)	(24.4)%
Franchise fees	283	477	(194)	(40.7)%
Rental income	109	133	(24)	(18.0)%
Sales of ice cream and other products	26,424	27,409	(985)	(3.6)%
Other revenues	28	178	(150)	(84.3)%
Total revenues	$28,140	29,911	(1,771)	(5.9)%

Segment profit	$8,753	9,084	(331)	(3.6)%

Points of distribution	5,104	5,068	36	0.7%
Gross openings	157	153	4	2.6%
Net openings (closings)	(25)	75	(100)	n/m
1 Franchisee-reported sales include sales at franchisee-operated restaurants, including joint ventures. We do not record sales by franchisees or licensees as revenue and such sales are not included in our consolidated financial statements. Please refer to “Non-GAAP Measures and Statistical Data” for further detail.
Baskin-Robbins International systemwide sales decreased 1.9% in the fourth quarter compared to the prior year period driven by sales declines in South Korea, Japan, Puerto Rico, and Russia, offset by sales growth in the Middle East and Asia. Sales in South Korea and Japan were negatively impacted by unfavorable foreign exchange rates. On a constant currency basis, systemwide sales increased by approximately 5%.
Baskin-Robbins International fourth quarter revenues decreased 5.9% from the prior year period to $28.1 million due primarily to a decrease in sales of ice cream and other products in the Middle East, as well as decreases in royalty income and franchise fees.
Fourth quarter segment profit decreased 3.6% from the prior year period to $8.8 million as a result of a reduction in income from our South Korea joint venture and decreases in royalty income, net margin on ice cream due primarily to the decline in sales, and franchise fees, as well as an increase in net loss from our Japan joint venture. The decreases in segment profit were offset by a reduction in general and administrative expenses, including decreases in personnel and advertising costs.

COMPANY UPDATES

•
The Company today announced that the Board of Directors declared a first quarter cash dividend of $0.30 per share, payable on March 16, 2016 to shareholders of record as of the close of business on March 7, 2016.

•
The Company also announced today that its Board of Directors increased the availability under the existing share buyback program to $200 million of the Company's outstanding common stock. The authorization is valid until February 2018.

•
During the fourth quarter, the Company repurchased approximately 2.5 million shares of common stock under the $125 million accelerated share repurchase ("ASR") agreement that it entered into in October

2015. Upon final settlement of the ASR agreement during the first quarter of 2016, the Company received nearly 500,000 additional shares. Under the agreement, including the settlement during the first quarter of 2016, the Company repurchased a total of approximately 3.0 million shares at a weighted average cost per share of $41.51. The Company's shares outstanding as of December 26, 2015 were 92,641,044.

FISCAL YEAR 2016 TARGETS
As described below, the Company is providing the following targets regarding its 2016 performance:

•	The Company expects Dunkin' Donuts U.S. comparable store sales growth of 0 to 2 percent and Baskin-Robbins U.S. comparable store sales growth of 1 to 3 percent.

•
The Company expects that Dunkin' Donuts U.S. will add between 430 and 460 net new restaurants, for greater than 5 percent net unit growth, and expects Baskin-Robbins U.S. will add between 5 and 10 net new restaurants. The Dunkin' Donuts U.S. net development target excludes the previously-announced closing of self-serve coffee stations within Speedway locations. The Company expects approximately 30 of these self-serve coffee stations to close in 2016.

•
Internationally, the Company targets opening approximately 200 net new restaurants across the two brands. It expects net income of equity method investments to be slightly less than 2015 full-year results.

•
The Company expects revenue growth of between 4 and 6 percent; adjusted operating income growth of between 8 and 10 percent; and adjusted earnings per share of $2.17 to $2.19. Fiscal year 2015 is a 53-week year for the Company. The target ranges for revenue and adjusted operating income growth are applicable on both a 52- and 53-week basis. The adjusted earnings per share range is on a 52-week basis and assumes 94,000,000 shares outstanding and a 38.5 percent tax rate. The impact of the 53rd week on adjusted earnings per share is approximately $0.03.

Conference Call
As previously announced, Dunkin' Brands will be holding a conference call today at 8:00 am ET hosted by Nigel Travis, Chairman & Chief Executive Officer, and Paul Carbone, Chief Financial Officer. The dial-in number is (866) 393-1607 or (914) 495-8556, conference number 26154028. Dunkin' Brands will broadcast the conference call live over the Internet at http://investor.dunkinbrands.com. A replay of the conference call will be available on the Company's website at http://investor.dunkinbrands.com.
The Company's consolidated statements of operations, condensed consolidated balance sheets, condensed consolidated statements of cash flows and other additional information have been provided with this press release. This information should be reviewed in conjunction with this press release.

Forward-Looking Statements

Certain statements contained herein are not based on historical fact and are “forward-looking statements” within the meaning of the applicable securities laws and regulations.  Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.   By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future.  These risk and uncertainties include, but are not limited to: the ongoing level of profitability of franchisees and licensees; our franchisees' and licensees' ability to sustain same store sales growth; changes in working relationships with our franchisees and licensees and the actions of our franchisees and licensees; our master franchisees' relationships with sub-franchisees; the strength of our brand in the markets in which we compete; changes in competition within the quick-service restaurant segment of the food industry; changes in consumer behavior resulting from changes in technologies or alternative methods of delivery; economic and political conditions in the countries where we operate; our substantial indebtedness; our ability to protect our intellectual property rights; consumer preferences, spending patterns and demographic trends; the impact of seasonal changes, including weather effects, on our business; the success of our growth strategy and international development; changes in commodity and food prices, particularly coffee, dairy products and sugar, and other operating costs; shortages of coffee; failure of our network and information technology systems; interruptions or shortages in the supply of products to our franchisees and licensees; the impact of food borne-illness or food safety issues or adverse public or media opinions regarding the health effects of consuming our products; our ability to collect royalty payments from our franchisees and licensees; the ability of our franchisees and licensees to open new restaurants and keep existing restaurants in operation; our ability to retain key personnel; any inability to protect consumer credit card data and catastrophic events.

Forward-looking statements reflect management's analysis as of the date of this press release.  Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our most recent annual report on Form 10-K. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures and Statistical Data

In addition to the GAAP financial measures set forth in this press release, the Company has included certain non-GAAP measurements such as adjusted operating income, adjusted operating income margin, adjusted net income, and diluted adjusted earnings per share, which present operating results on a basis adjusted for certain items. The Company uses these non-GAAP measures as key performance measures for the purpose of evaluating performance internally. We also believe these non-GAAP measures provide our investors with useful information regarding our historical operating results. These non-GAAP measures are not intended to replace the presentation of our financial results in accordance with GAAP. Use of the terms adjusted operating income, adjusted operating income margin, adjusted net income, and diluted adjusted earnings per share may differ from similar measures reported by other companies. These non-GAAP measures are reconciled from the respective measures determined under GAAP in the attached tables “Dunkin' Brands Group, Inc. Non-GAAP Reconciliations.”

Additionally, the Company has included metrics such as franchisee-reported sales, systemwide sales growth, and comparable store sales growth, which are commonly used statistical measures in the quick service restaurant industry and are important to understanding the Company's performance.

Franchisee-reported sales include sales at franchisee-operated restaurants, including joint ventures. While we do not record sales by franchisees or licensees as revenue and such sales are not included in our consolidated financial statements, we believe that this operating measure is important in obtaining an understanding of our financial performance. We believe franchisee-reported sales information aids in understanding how we derive royalty revenue and in evaluating our performance relative to competitors.

The Company uses “systemwide sales growth” to refer to the percentage change in sales at both franchisee- and company-operated restaurants from the comparable period of the prior year. Changes in systemwide sales are driven by changes in comparable store sales and changes in the number of restaurants.

The Company uses “DD U.S. comparable store sales growth” and “BR U.S. comparable store sales growth,” which are calculated by including only sales from franchisee- and company-operated restaurants that have been open at least 78 weeks and that have reported sales in the current and comparable prior year week. Previously, DD U.S. comparable store sales growth and BR U.S. comparable store sales growth were calculated including only sales from franchisee- and company-operated restaurants that had been open at least 54 weeks and that had reported sales in the current and comparable prior year week. The calculation of this operating measure was revised in the third quarter of 2015 to more accurately reflect sales growth at comparable stores by minimizing the impact of strong new store openings, particularly as we develop in newer markets. All prior year amounts have been revised to conform to the 78-week calculation. There was no financial statement impact from revising the calculation of this operating measure.

The Company uses “DD International comparable store sales growth” and "BR International comparable store sales growth," which are calculated by including only sales from franchisee- and company-operated restaurants that have been open at least 54 weeks and that have reported sales in the current and comparable prior year week.

Dunkin' K-Cup® pods sales data is from IRI for the reporting period of May, 2015 through December 27, 2015.

About Dunkin' Brands Group, Inc.

With more than 19,000 points of distribution in more than 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of the fourth quarter 2015, Dunkin' Brands' nearly 100 percent franchised business model included more than 11,700 Dunkin' Donuts restaurants and more than 7,600 Baskin-Robbins restaurants. Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)	Karen Raskopf (Media)
Director, Investor Relations	SVP, Corporate Communications
Dunkin’ Brands Group, Inc.	Dunkin’ Brands Group, Inc.
investor.relations@dunkinbrands.com	karen.raskopf@dunkinbrands.com
781-737-3200	781-737-5200

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)
	Three months ended		Fiscal year ended
	December 26, 2015	December 27, 2014	December 26, 2015	December 27, 2014

Revenues:
Franchise fees and royalty income	$132,841	126,591	513,222	482,329
Rental income	24,139	24,013	100,422	97,663
Sales of ice cream and other products(1)	27,220	28,806	115,252	117,484
Sales at company-operated restaurants	6,762	5,887	28,340	22,206
Other revenues(1)	12,835	7,916	53,697	29,027
Total revenues	203,797	193,213	810,933	748,709
Operating costs and expenses:
Occupancy expenses—franchised restaurants	13,690	13,565	54,611	53,395
Cost of ice cream and other products(1)	18,867	20,215	76,877	83,129
Company-operated restaurant expenses	7,588	5,915	29,900	22,687
General and administrative expenses, net(1)	56,174	54,536	243,796	226,301
Depreciation	5,278	4,976	20,556	19,779
Amortization of other intangible assets	6,146	6,638	24,688	25,760
Long-lived asset impairment charges	359	205	623	1,484
Total operating costs and expenses	108,102	106,050	451,051	432,535
Net income of equity method investments:
Net income, excluding impairment	1,598	2,332	12,555	14,846
Impairment charge	(54,300)	—	(54,300)	—
Net income (loss) of equity method investments	(52,702)	2,332	(41,745)	14,846
Other operating income, net	483	229	1,430	7,838
Operating income	43,476	89,724	319,567	338,858
Other income (expense), net:
Interest income	100	73	424	274
Interest expense	(24,720)	(16,654)	(96,765)	(68,098)
Loss on debt extinguishment and refinancing transactions	—	—	(20,554)	(13,735)
Other losses, net	(78)	(896)	(1,084)	(1,566)
Total other expense, net	(24,698)	(17,477)	(117,979)	(83,125)
Income before income taxes	18,778	72,247	201,588	255,733
Provision for income taxes	27,725	19,907	96,359	80,170
Net income (loss) including noncontrolling interests	(8,947)	52,340	105,229	175,563
Net income (loss) attributable to noncontrolling interests	(9)	(173)	2	(794)
Net income (loss) attributable to Dunkin’ Brands	$(8,938)	52,513	105,227	176,357

Earnings (loss) per share—basic	$(0.10)	0.50	1.10	1.67
Earnings (loss) per share—diluted	(0.10)	0.50	1.08	1.65
(1) Sales of products sold to Dunkin' Donuts International franchisees that have historically been included in other revenues are now included in sales of ice cream and other products. The related costs have historically been included in general and administrative expenses, net and are now included in cost of ice cream and other products. Sales and costs from these transactions were reclassified for all prior periods presented to conform to the current period presentation.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)
	December 26, 2015	December 27, 2014
Assets
Current assets:
Cash and cash equivalents	$260,430	208,080
Restricted cash	71,917	—
Accounts, notes, and other receivables, net	128,360	105,060
Other current assets(1)	97,117	80,262
Total current assets	557,824	393,402
Property and equipment, net	182,614	182,061
Equity method investments	106,878	164,493
Goodwill and other intangible assets, net	2,290,796	2,317,167
Other assets(1) (2)	59,007	67,277
Total assets	$3,197,119	3,124,400
Liabilities, Redeemable Noncontrolling Interests, and Stockholders’ Equity (Deficit)
Current liabilities:
Current portion of long-term debt	$25,000	3,852
Accounts payable	18,663	13,814
Other current liabilities	375,129	337,853
Total current liabilities	418,792	355,519
Long-term debt, net(2)	2,420,600	1,795,623
Deferred income taxes, net(1)	476,510	498,814
Other long-term liabilities	101,960	99,494
Total long-term liabilities	2,999,070	2,393,931
Redeemable noncontrolling interests	—	6,991
Total stockholders’ equity (deficit)	(220,743)	367,959
Total liabilities, redeemable noncontrolling interests, and stockholders’ equity (deficit)	$3,197,119	3,124,400
(1) Deferred income taxes that have historically been included in other current assets have been reclassified to other assets and deferred income taxes, net. The prior period has been revised to conform to the current period presentation based on the adoption of a new accounting standard.
(2) Debt issuance costs that have historically been included in other assets have been reclassified to long-term debt, net. The prior period has been revised to conform to the current period presentation based on the adoption of a new accounting standard.

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Fiscal year ended
	December 26, 2015	December 27, 2014

Net cash provided by operating activities	$185,566	199,323
Cash flows from investing activities:
Additions to property and equipment	(30,246)	(23,638)
Proceeds from sale of real estate and company-operated restaurants	2,693	14,361
Other, net	(7,914)	(4,827)
Net cash used in investing activities	(35,467)	(14,104)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	2,500,000	—
Repayment of long-term debt	(1,837,824)	(15,000)
Payment of deferred financing and other debt-related costs	(41,350)	(9,213)
Dividends paid on common stock	(100,516)	(96,775)
Repurchases of common stock, including accelerated share repurchases	(625,041)	(130,171)
Exercise of stock options	10,353	5,120
Change in restricted cash	(6,770)	—
Other, net	4,292	12,682
Net cash used in financing activities	(96,856)	(233,357)
Effect of exchange rates on cash and cash equivalents	(893)	(715)
Increase (decrease) in cash and cash equivalents	52,350	(48,853)
Cash and cash equivalents, beginning of period	208,080	256,933
Cash and cash equivalents, end of period	$260,430	208,080

DUNKIN’ BRANDS GROUP, INC. AND SUBSIDIARIES
Non-GAAP Reconciliations
(In thousands, except per share data)
(Unaudited)
	Three months ended		Fiscal year ended
	December 26, 2015	December 27, 2014	December 26, 2015	December 27, 2014
Operating income	$43,476	89,724	319,567	338,858
Operating income margin	21.3%	46.4%	39.4%	45.3%
Adjustments:
Amortization of other intangible assets	$6,146	6,638	24,688	25,760
Long-lived asset impairment charges	359	205	623	1,484
Third-party product volume guarantee	—	—	—	(300)
Transaction-related costs(a)	107	154	424	154
Japan joint venture impairment, net(b)	53,853	—	53,853	—
Bertico and related litigation(c)	—	—	(2,753)	—
Settlement of Canadian pension plan(d)	—	—	4,075	—
Adjusted operating income	$103,941	96,721	400,477	365,956
Adjusted operating income margin	51.0%	50.1%	49.4%	48.9%

Net income (loss) attributable to Dunkin' Brands	$(8,938)	52,513	105,227	176,357
Adjustments:
Amortization of other intangible assets	6,146	6,638	24,688	25,760
Long-lived asset impairment charges	359	205	623	1,484
Third-party product volume guarantee	—	—	—	(300)
Transaction-related costs(a)	107	154	424	154
Japan joint venture impairment, net(b)	53,853	—	53,853	—
Bertico and related litigation(c)	—	—	(2,753)	—
Settlement of Canadian pension plan(d)	—	—	4,075	—
Loss on debt extinguishment and refinancing transactions	—	—	20,554	13,735
Tax impact of adjustments(e)	(2,644)	(2,799)	(19,044)	(16,333)
Tax impact of legal entity conversion(f)	—	(8,541)	246	(8,541)
Income tax audit settlements(g)	—	—	—	(6,717)
State tax apportionment(h)	—	—	—	514
Adjusted net income	$48,883	48,170	187,893	186,113

Adjusted net income	$48,883	48,170	187,893	186,113
Weighted average number of common shares – diluted adjusted(i)	94,124,539	105,687,479	97,131,674	106,705,778
Diluted adjusted earnings per share	$0.52	0.46	1.93	1.74

(a) Represents non-capitalizable costs incurred as a result of the new securitized financing facility, which was completed in January 2015.
(b) Amount consists of an other-than-temporary impairment of the investment in the Japan joint venture of $54.3 million, less a reduction in depreciation and amortization of $0.4 million resulting from the allocation of the impairment charge to the underlying long-lived assets of the joint venture.

(c) Represents a net reduction to legal reserves for the Bertico litigation and related matters, as a result of the Quebec Court of Appeals (Montreal) ruling to reduce the damages assessed against the Company in the Bertico litigation from approximately C$16.4 million to approximately C$10.9 million, plus costs and interest.

(d) Represents costs incurred related to the final settlement of our Canadian pension plan as a result of the closure of our Canadian ice cream manufacturing plant in fiscal year 2012.
(e) Tax impact of adjustments calculated at a 40% effective tax rate, excluding the Japan joint venture impairment charge as there was no tax impact related to that charge.
(f) Represents the net tax impact of converting Dunkin' Brands Canada Ltd. to Dunkin' Brands Canada ULC.
(g) Represents income tax benefits resulting from the resolution of historical tax positions settled during the period.
(h) Represents tax expense recognized due to an increase in our overall state tax rate for a shift in the apportionment of income to certain state jurisdictions.
(i) Diluted weighted average number of common shares for the three months ended December 26, 2015 includes 920,503 incremental dilutive shares that are excluded from earnings per share as calculated in accordance with GAAP as they would be anti-dilutive.